Exhibit 99.1

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties.  The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in Item 1A of this report under the heading "Risk Factors."

The following discussion should be read in conjunction with the historical consolidated financial statements and notes thereto included in Item 8 (Exhibit 99.2 of this report).  During fiscal 2010, the Company was organized into two operating business segments, Rendering and Restaurant Services.  Effective January 2, 2011, as a result of the acquisition of Griffin Industries, Inc (as further described below), the Company's business operations were reorganized into two new segments, Rendering and Bakery, in order to better align its business with the underlying markets and customers that the Company serves. All historical periods have been restated for the changes to the segment reporting structure. Comparative segment revenues and related financial information are discussed herein and are presented in Note 18 to the Consolidated Financial Statements.

Overview

The Company is a leading provider of rendering, cooking oil and bakery waste recycling and recovery solutions to the nation's food industry.  The Company collects and recycles animal by-products, bakery waste and used cooking oil from poultry and meat processors,  commercial bakeries, grocery stores, butcher shops, and food service establishments and provides grease trap cleaning services to many of the same establishments.  On December 17, 2010, Darling completed its acquisition of Griffin Industries, Inc. and its subsidiaries ("Griffin") pursuant to the Agreement and Plan of Merger, dated as of November 9, 2010 (the "Merger Agreement"), by and among Darling, DG Acquisition Corp., a wholly-owned subsidiary of Darling ("Merger Sub"), Griffin and Robert A. Griffin, as the Griffin shareholders' representative.  Merger Sub was merged with and into Griffin (the "Merger"), and Griffin survived the Merger as a wholly-owned subsidiary of Darling.  The Company operates over 125 processing and transfer facilities located throughout the United States to process raw materials into finished products such as protein (primarily meat and bone meal, ("MBM") and poultry meal ("PM")), hides, fats (primarily bleachable fancy tallow, ("BFT"), poultry grease ("PG") and yellow grease ("YG")), and bakery by-product ("BBP") as well as a range of branded and value-added products. The Company sells these products nationally and internationally, primarily to producers of animal feed, pet food, fertilizer, bio-fuels and other consumer and industrial ingredients, including oleo-chemicals, soaps and leather goods for use as ingredients in their products or for further processing.  All of the Company's finished products are commodities and are priced relative to competing commodities primarily corn, soybean oil and soybean meal.  Finished product prices will track as to nutritional and industry value to the ultimate customer’s use of the product.  As a result of the Merger, the Company’s year-end results for 2010 reflect 2 weeks of contribution from Griffin.  For additional information on the Company's business, see Item 1, "Business," and for additional information on the Company's segments, see Note 18 of Notes to Consolidated Financial Statements.

Fiscal 2010 will be remembered as an exceptional and transformational year for Darling International Inc.  Earnings reflect the second best year in our 128 year history only to be accented by the Company's merger with Griffin on December 17, 2010.  For the year, the Company watched values for the global grains and oilseeds complex approach record highs and in turn saw the Company's finished product prices escalate throughout the year. Overall, the Company's raw material tonnage grew nicely.  The Company benefited from improved slaughter volumes driven by a return of profitability for both the livestock producer and meat processor and used cooking oil collection business benefited from increased volumes and improved prices for finished products as the U.S. economy began to rebound and eating out normalized.  Energy costs for both natural gas and diesel were favorable.  Overall operating costs were effectively managed and reflected the Company’s higher volume of inputs.

Operating income increased by $11.6 million in fiscal 2010 compared to fiscal 2009.  Operating income was impacted in fiscal 2010 by operating expenses of approximately $10.8 million representing acquisition costs and expenses incurred as a result of the acquisitions during fiscal 2010.  The continuing challenges faced by the Company indicate there can be no assurance that operating results achieved by the Company in fiscal 2010 are indicative of future operating performance of the Company.

Summary of Critical Issues Faced by the Company during Fiscal 2010

•
Significantly higher finished product prices for BFT and YG as compared to fiscal 2009 are a sign of improving U.S. and world economies and increased global demand for BFT and YG for use in bio-fuels in fiscal 2010.  These higher prices were offset somewhat by lower MBM prices in fiscal 2010 as compared to fiscal 2009.  Finished product prices were favorable to the Company’s sales revenue, but this favorable result was partially offset by the negative impact on raw material cost, due to the Company's formula pricing arrangements with raw material suppliers, which index raw material cost to the prices of finished product derived from the raw material.  The financial impact of finished goods prices on sales revenue and raw material cost is summarized below in Results of Operations.  Comparative sales price information from the Jacobsen index, an established trading exchange publisher used by management, is listed below in Summary of Key Indicators.

•
Higher raw material volumes were collected from suppliers during fiscal 2010 as compared to fiscal 2009.  Management believes the positive effect of the integration of current and prior year acquisition activity excluding the effects of the acquisition of Griffin and improving conditions in the food service industry contributed to the increase in raw material volumes collected by the Company during fiscal 2010 as compared to fiscal 2009. The financial impact of higher raw material volumes is summarized below in Results of Operations.

•	Energy prices for natural gas costs declined during fiscal 2010 as compared to fiscal 2009, but were more than offset by an increase in diesel fuel costs during fiscal 2010 as compared to fiscal 2009.

Summary of Critical Issues and Known Trends Faced by the Company in Fiscal 2010 and Thereafter

Critical Issues and Challenges

•
The acquisition of Griffin is the largest and most significant acquisition Darling has undertaken.  Although Darling expects that Griffin’s business will operate to a significant extent on an independent basis and that it will not require significant integration going forward for the Company to continue the operations of Griffin’s business, this may not prove to be the case.

•
Integration of smaller current and prior year acquisition activity and improving conditions in the food service industry contributed to the increased raw material volumes collected by the Company in fiscal 2010 as compared to fiscal 2009.  No assurance can be given that increased activity in the food service industry or the U.S. and global economies will continue in the future.  If further economic instability were to occur in the future there could be a negative impact on the Company’s ability to obtain raw materials for the Company's operations.

•
Finished product prices for BFT and YG commodities increased during fiscal 2010 as compared to fiscal 2009.  No assurance can be given that this increase in commodity prices for BFT and YG will continue in the future, as commodity prices are volatile by their nature.  A future decrease in commodity prices could have a significant impact on the Company’s earnings in fiscal 2011 and into future periods.

•
The Company consumes significant volumes of natural gas to operate boilers in its plants, which generate steam to heat raw material.  Natural gas prices represent a significant cost of factory operation included in cost of sales.  The Company also consumes significant volumes of diesel fuel to operate its fleet of tractors and trucks used to collect raw material.  Diesel fuel prices represent a significant component of cost of collection expenses included in cost of sales.  Diesel fuel prices were higher during fiscal 2010 as compared to the same period of fiscal 2009.  These prices can be volatile and there can be no assurance that these prices will not increase further in the near future, thereby representing an ongoing challenge to the Company’s operating results for future periods.  A material increase in energy prices for natural gas and diesel fuel over a sustained period of time could materially adversely affect the Company’s business, financial condition and results of operations.

Worldwide Government Energy Policies

•
As previously noted, prices for the Company’s finished products may be impacted by worldwide government policies relating to renewable fuels and greenhouse gas emissions, and programs such as RFS2 and tax credits for bio-fuels both in the U.S. and abroad may positively impact the demand for the Company’s finished products.

Other Food Safety and Regulatory Issues

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Effective August 1997, the FDA promulgated the BSE Feed Rule prohibiting the use of mammalian proteins, with some exceptions, in feeds for cattle, sheep and other ruminant animals. The intent of this rule is to prevent the spread of bovine spongiform encephalopathy ("BSE"), commonly referred to as "mad cow disease."  As previously noted, the FDA has amended the BSE Feed Rule, which the FDA began enforcing on October 26, 2009.  Management has followed this proposed amendment throughout its history in order to assess and minimize the impact of its implementation on the Company.

Even though the export markets for U.S. beef have been significantly re-opened since the original discovery of BSE in the U.S., most of these markets remain closed to MBM derived from U.S. beef.  Continued concern about BSE in the U.S. may result in additional regulatory and market related challenges that may affect the Company’s operations and/or increase the Company’s operating costs.

These challenges indicate there can be no assurance that fiscal 2010 operating results are indicative of future operating performance of the Company.

Results of Operations

Fifty-two Week Fiscal Year Ended January 1, 2011 (“Fiscal 2010”) Compared to Fifty-two Week Fiscal Year Ended January 2, 2010 (“Fiscal 2009”)

Summary of Key Factors Impacting Fiscal 2010 Results:

Principal factors that contributed to a $11.6 million increase in operating income, which are discussed in greater detail in the following section, were:

•	Changes in finished product prices and quality downgrades,

•	Higher raw material volumes, and

•	Two weeks of contribution from the acquisition of Griffin.

These increases to operating income were partially offset by:

•	Acquisition costs and expense from current year acquisitions,

•	Increased costs due to current and prior year acquisition activity other than Griffin,

•	Higher payroll and incentive-related benefits, and

•	Higher energy costs, primarily related to diesel fuel.

Summary of Key Indicators of Fiscal 2010 Performance:
Principal indicators that management routinely monitors and compares to previous periods as an indicator of problems or improvements in operating results include:

•	Finished product commodity prices,

•	Raw material volume,

•	Production volume and related yield of finished product,

•	Energy prices for natural gas quoted on the NYMEX index and diesel fuel,

•	Collection fees and collection operating expense, and

•	Factory operating expenses.
These indicators and their importance are discussed below in greater detail.

Finished Product Commodity Prices. Prices for finished product commodities that the Company produces are reported each business day on the Jacobsen index, an established trading exchange price publisher. The Jacobsen index reports industry sales from the prior day's activity by product. The Jacobsen index includes reported prices for MBM, PM (both feed grade and pet food grade), BFT, PG and YG, which are end products of the Company's Rendering Segment, as well as BBP, which is the end product of the Company's Bakery Segment. The Company regularly monitors Jacobsen index reports on MBM, PM, BFT, PG, YG and BBP because they provide a daily indication of the Company's revenue performance against business plan benchmarks. Although the Jacobsen index provides one useful metric of performance, the Company's finished products are commodities that compete with other commodities such as corn, soybean oil, palm oil complex, soybean meal and heating oil on nutritional and functional values and therefore actual pricing for the Company's finished products, as well as competing products, can be quite volatile. In addition, the Jacobsen index does not provide forward or future period pricing. The Jacobsen prices quoted below are for delivery of the finished product at a specified location. Although the Company's prices generally move in concert with reported Jacobsen prices, the Company's actual sales prices for its finished products may vary significantly from the Jacobsen index because of delivery timing differences and because the Company's finished products are delivered to multiple locations in different geographic regions which utilize different price indexes. In addition, certain of the Company's premium branded finished products may also sell at prices that may be higher than the closest related Jacobsen index. During Fiscal 2010, the Company's actual sales prices by product trended with the disclosed Jacobsen prices. Average Jacobsen prices (at the specified delivery point) for Fiscal 2010, compared to average Jacobsen prices for Fiscal 2009 follow:

	Avg. Price Fiscal 2010	Avg. Price Fiscal 2009	Increase/ (Decrease)	% Increase/ (Decrease)
Rendering Segment:
MBM (Illinois)	$297.35/ton	$338.09/ton	$ (40.74)/ton	(12.1)%
Feed Grade PM (Carolina)	$366.89/ton	$390.04/ton	$ (23.15)/ton	(5.9)%
Pet Food PM (Southeast)	$606.55/ton	$626.39/ton	$ (19.84)/ton	(3.2)%
BFT (Chicago)	$ 33.43/cwt	$ 25.21 /cwt	$ 8.22/cwt	32.6%
PG (Southeast)	$ 29.01/cwt	$ 23.44 /cwt	$ 5.57/cwt	23.8%
YG (Illinois)	$ 26.89/cwt	$ 20.73 /cwt	$ 6.16/cwt	29.7%
Bakery Segment:
BBP (Chicago)	$143.57/ton	$135.70/ton	$ 7.87/ton	5.8%

The overall increase in average BFT and YG prices of the finished products the Company sells had a favorable impact on revenue that was partially offset by lower MBM prices and by a negative impact to the Company's raw material cost resulting from formula pricing arrangements, which compute raw material cost based upon the price of finished product.

Raw Material Volume. Raw material volume represents the quantity (pounds) of raw material collected from Rendering Segment suppliers, such as butcher shops, grocery stores and independent beef, pork and poultry processors and food service establishments, or in the case of the Bakery Segment, commercial bakeries. Raw material volumes from the Company's Rendering Segment suppliers provide an indication of the future production of MBM, PM (feed grade and pet food grade), BFT, PG and YG finished products while raw material volumes from the Company's Bakery Segment suppliers provide an indication of the future production of BBP finished products.

Production Volume and Related Yield of Finished Product. Finished product production volumes are the end result of the Company's production processes, and directly impact goods available for sale, and thus become an important component of sales revenue. In addition, physical inventory turn-over is impacted by both the availability of credit to the Company's customers and suppliers and reduced market demand which can lower finished product inventory values. Yield on production is a ratio of production volume (pounds), divided by raw material volume (pounds) and provides an indication of effectiveness of the Company's production process. Factors impacting yield on production include quality of raw material and warm weather during summer months, which rapidly degrades raw material. The quantities of finished products produced varies depending on the mix of raw materials used in production. For example, raw material from cattle yields more fat and protein than raw material from pork or poultry. Accordingly, the mix of finished products produced by the Company can vary from quarter to quarter depending on the type of raw material being received by the Company. The Company cannot increase the production of protein or fat based on demand since the type of raw material available will dictate the yield of each finished product.

Energy Prices for Natural Gas Quoted on the NYMEX Index and Diesel Fuel. Natural gas and heating oil commodity prices are quoted each day on the NYMEX exchange for future months of delivery of natural gas and delivery of diesel fuel. The prices are important to the Company because natural gas and diesel fuel are major components of factory operating and collection costs and natural gas and diesel fuel prices are an indicator of achievement of the Company's business plan.

Collection Fees and Collection Operating Expense. The Company charges collection fees which are included in net sales. Each month the Company monitors both the collection fee charged to suppliers, which is included in net sales, and collection expense, which is included in cost of sales. The importance of monitoring collection fees and collection expense is that they provide an indication of achievement of the Company's business plan. Furthermore, management monitors collection fees and collection expense so that the Company can consider implementing measures to mitigate against unforeseen increases in these expenses.

Factory Operating Expenses. The Company incurs factory operating expenses which are included in cost of sales. Each month the Company monitors factory operating expense. The importance of monitoring factory operating expense is that it provides an indication of achievement of the Company's business plan. Furthermore, when unforeseen expense increases occur, the Company can consider implementing measures to mitigate such increases.

Net Sales. The Company collects and processes animal by-products (fat, bones and offal), including hides, commercial bakery waste and used restaurant cooking oil to principally produce finished products of MBM, PM (feed grade and pet food grade), BFT, PG, YG, BBP and hides as well as a range of branded and value-added products. Sales are significantly affected by finished goods prices, quality and mix of raw material, and volume of raw material. Net sales include the sales of produced finished goods, collection fees, fees for grease trap services, and finished goods purchased for resale.

During Fiscal 2010, net sales were $724.9 million as compared to $597.8 million during Fiscal 2009. The Rendering Segments' operations process poultry, animal by-products and used cooking oil into fats (primarily BFT, PG and YG), protein (primarily MBM and PM (feed grade and pet food grade)) and hides. Fat is approximately $399.1 million and $283.7 million of net sales for the year ended January 1, 2011 and January 2, 2010, respectively and protein is approximately $243.5 million and $244.7 million of net sales for the year ended January 1, 2011 and January 2, 2010, respectively. The increase in Rendering Segment sales of $116.9 million and the increase in Bakery Segment sales of $10.2 million accounted for the $127.1 million increase in sales. The increase in net sales was primarily due to the following (in millions of dollars):

	Rendering	Bakery	Corporate	Total
Increase in finished product prices	$73.3	$—	$—	$73.3
Increase in net sales due to acquisition of Griffin	17.5	10.2	—	27.7
Increase in raw material volume	24.4	—	—	24.4
Increase in yield	2.7	—	—	2.7
Purchases of finished product for resale	1.0	—	—	1.0
Decrease in other sales	(2.0)	—	—	(2.0)
	$116.9	$10.2	$—	$127.1

Further detail regarding the $116.9 million increase in sales in the Rendering Segment and the $10.2 million increase in sales in the Bakery Segment is as follows:

Rendering

Finished Product Prices: Higher prices in the overall commodity market for corn and soybean oil, which are competing fats to BFT, as well as an increase in global demand for use of YG in bio-fuels, positively impacted the Company's finished product prices while MBM prices were lower as soybean meal prices were lower. $73.3 million of the increase in Rendering Segment sales is due primarily to a market-wide increase in fats, but this increase was impacted by extreme summer temperatures in the third quarter of fiscal 2010 as compared to the third quarter of fiscal 2009 that also extended for a longer period of time which affected product quality resulting in lower grades of rendered tallow and grease for sale. The market increases were due to changes in supply/demand in both the domestic and export markets for commodity fats, including BFT and YG.

Net Sales from Acquisition of Griffin: The Company's net sales have increased by $17.5 million in the Rendering Segment as a result of two weeks of contribution from the acquisition of Griffin.

Raw Material Volume: The positive effect of the integration of current and prior year acquisition activity other than Griffin as well as improving conditions in the food service industry has resulted in higher raw material volumes available to process. The higher raw material volumes from Rendering Segment suppliers, which are processed into fats and protein finished products, increased sales by $24.4 million. MBM and BFT are derived principally from bones, fat and offal from the Rendering Segment's suppliers. The proportions of bones, fat and offal are relatively stable, but will vary from production run to production run based on the source and whether the material is principally beef, pork or poultry material. The Company has no ability to alter the proportion of bones, fat and offal offered to the Company by the Company's suppliers and therefore the Company cannot meaningfully alter the mix of MBM and BFT resulting from the Company's rendering process.

Yield: The raw material processed in Fiscal 2010 compared to the same period of Fiscal 2009 yielded more finished product for sale and increased sales by $2.7 million. The increase in the relative portion of cattle offal in the raw material collected during Fiscal 2010 impacted yields since cattle offal is a higher yielding material than pork and poultry offal.

Purchases of Finished Product for Resale: The $1.0 million increase in the purchase of finished product resulted from the Company purchasing more finished product for resale from third party suppliers in Fiscal 2010 as compared to the same period in Fiscal 2009.

Other Sales: The $2.0 million decrease in other Rendering Segment sales was primarily due to lower collection and processing fees.

Bakery

Net Sales from Acquisition of Griffin: The Bakery segment was acquired with Griffin and contributed $10.2 million of net sales during the period subsequent to the Merger.

Cost of Sales and Operating Expenses. Cost of sales and operating expenses include the cost of raw material, the cost of product purchased for resale and the cost to collect raw material, which includes diesel fuel and processing costs including natural gas. The Company utilizes both fixed and formula pricing methods for the purchase of raw materials. Fixed prices are adjusted where possible for changes in competition. Significant changes in finished goods market conditions impact finished product inventory values, while raw materials purchased under formula prices are correlated with specific finished goods prices. Energy costs, particularly diesel fuel and natural gas, are significant components of the Company's cost structure. The Company has the ability to burn alternative fuels at a majority of its plants to help manage the Company's price exposure to volatile energy markets.

During Fiscal 2010, cost of sales and operating expenses were $531.6 million as compared to $440.1 million during Fiscal 2009. The increase in Rendering Segment cost of sales and operating expenses of $83.4 million and Bakery Segment cost of sales and operating expenses of $8.0 million accounted for substantially all of the $91.5 million increase in cost of sales and operating expenses. The increase in cost of sales and operating expenses was primarily due to the following (in millions of dollars):

	Rendering	Bakery	Corporate	Total
Increase in raw material costs	$51.3	$—	$—	$51.3
Increase in cost of sales and operating expense due to acquisition of Griffin	11.8	8.0	—	19.8
Increase in other	13.1		—	13.1
Increase in raw material volume	5.3	—	—	5.3
Increase in energy costs primarily diesel fuel	3.1	—	0.1	3.2
Purchases of finished product for resale	(1.2)	—	—	(1.2)
	$83.4	$8.0	$0.1	$91.5

Further detail regarding the $83.4 million increase in cost of sales and operating expenses in the Rendering Segment and the $8.0 million increase in Bakery Segment is as follows:

Rendering

Raw Material Costs: A portion of the Company's volume of raw material is acquired on a formula basis. Under a formula arrangement, the cost of raw material is tied to the finished product market for MBM, BFT and YG. The Company's formula pricing was impacted by extreme summer temperatures in Fiscal 2010 as compared to Fiscal 2009 due primarily to raw material being priced based on higher quality rendered tallow and grease than the Company's actual sales, which increased the overall impact of higher raw material costs from overall higher BFT and YG prices in Fiscal 2010 resulting in an increase of $51.3 million in raw material costs in Fiscal 2010 as compared to Fiscal 2009.

Cost of Sales and Operating Expenses from Acquisition of Griffin: The Company's cost of sales and operating expenses increased by $11.8 million in the Rendering Segment as a result of two weeks of contribution from the acquisition of Griffin.

Other Expense: The $13.1 million increase in other expense which includes increases in payroll and related benefits, increases in repairs and maintenance and increases in hauling costs is primarily due to the integration of additional locations resulting from current and prior year acquisitions in the Rendering Segment other than the acquisition of Griffin.

Raw Material Volume: The integration of current and prior year acquisition activity and signs of an improved U.S. economy have resulted in higher raw material volume available to process. The higher raw material volume from Rendering Segment suppliers increased cost of sales by $5.3 million.

Energy Costs: Both natural gas and diesel fuel are major components of collection and factory operating costs to the Rendering Segment. During Fiscal 2010, energy costs were higher and are reflected in the $3.1 million increase due primarily to increased diesel fuel costs as compared to the same period in Fiscal 2009.

Purchases of Finished Product for Resale: The Company purchased less finished product for resale from third party suppliers in Fiscal 2010 compared to the same period in Fiscal 2009 by $1.2 million.

Bakery

Cost of Sales and Operating Expenses from Acquisition of Griffin: The Company's cost of sales and operating expenses related to the Bakery segment acquired with Griffin were $8.0 million for the period subsequent to the Merger.

Selling, General and Administrative Expenses. Selling, general and administrative expenses were $68.0 million during Fiscal 2010, a $6.9 million increase (11.3%) from $61.1 million during Fiscal 2009. Payroll and related expense increased selling, general and administrative costs primarily due to current and prior year acquisition activity other than Griffin and more favorable operations in Fiscal 2010 as compared to Fiscal 2009. Additionally, selling, general and administrative expenses increased from the two weeks of contributions for the acquisition of Griffin. The increase in selling, general and administrative expenses is primarily due to the following (in millions of dollars):

	Rendering	Bakery	Corporate	Total
Payroll and related benefits expense	$1.3	$—	$2.7	$4.0
Increases in selling, general and administrative expense from two weeks of contribution related to Griffin	1.0	0.4	0.9	2.3
Increase/(decrease) in other	0.9	—	(0.3)	0.6
	$3.2	$0.4	$3.3	$6.9

Depreciation and Amortization. Depreciation and amortization charges increased $6.7 million (26.6%) to $31.9 million during Fiscal 2010 as compared to $25.2 million during Fiscal 2009. The increase in depreciation and amortization is primarily due to an overall increase in depreciable capital assets and intangibles due to capital expenditures and current and prior year acquisition activity.

Acquisition Costs. Acquisition costs were $10.8 million during Fiscal 2010, a $10.3 million increase from $0.5 million during Fiscal 2009. The increase is primarily due to the acquisition of Griffin.

Interest Expense. Interest expense was $8.7 million during Fiscal 2010 compared to $3.1 million during Fiscal 2009, an increase of $5.6 million, primarily due to bank fees paid in association with an unutilized and expired bridge finance facility of $3.1 million and an increase in interest of approximately $2.0 million due to an increase in debt outstanding as a result of the acquisition of Griffin.

Other Income/Expense. Other expense was $3.4 million in Fiscal 2010, a $2.4 million increase from $1.0 million in Fiscal 2009. The increase in other expense is primarily due to losses reported as a result of fires at two plant locations of approximately $1.0 million, write-off of deferred loan costs of approximately $0.9 million due to the termination of the previous credit agreement and an increase in loss on sale of fixed assets of approximately $0.3 million.

Income Taxes. The Company recorded income tax expense of $26.1 million for Fiscal 2010, compared to income tax expense of $25.1 million recorded in Fiscal 2009, an increase of $1.0 million, primarily due to an increase in pre-tax earnings of the Company in Fiscal 2010. The effective tax rate for Fiscal 2010 and Fiscal 2009 is 37.1 % and 37.5%, respectively. The difference from the federal statutory rate of 35% in Fiscal 2010 and Fiscal 2009 is primarily due to state taxes.

Results of Operations

Fifty-two Week Fiscal Year Ended January 2, 2010 (“Fiscal 2009”) Compared to Fifty-three Week Fiscal Year Ended January 3, 2009 (“Fiscal 2008”)

Fiscal 2008 includes an additional week of operations which occurs every five to six years. In Fiscal 2008 the additional week increased both net sales and costs by approximately $10 million with an immaterial effect on operating income and net income.

Summary of Key Factors Impacting Fiscal 2009 Results:

Principal factors that contributed to a $21.8 million decrease in operating income, which are discussed in greater detail in the following section, were:

•	Lower raw material volumes, and

•	Lower finished product prices.

These decreases to operating income were partially offset by:

•	Lower raw material costs,

•	Lower energy costs, primarily related to natural gas and diesel fuel, and

•	Prior year goodwill impairment.

Summary of Key Indicators of Fiscal 2009 Performance:
Principal indicators that management routinely monitors and compares to previous periods as an indicator of problems or improvements in operating results include:

•	Finished product commodity prices,

•	Raw material volume,

•	Production volume and related yield of finished product,

•	Energy prices for natural gas quoted on the NYMEX index and diesel fuel,

•	Collection fees and collection operating expense, and

•	Factory operating expenses.
These indicators and their importance are discussed below in greater detail.
Finished Product Commodity Prices. Prices for finished product commodities that the Company produces are reported each business day on the Jacobsen index, an established trading exchange price publisher. The Jacobsen index reports industry sales from the prior day's activity by product. The Jacobsen index includes reported prices for MBM, BFT and YG, which are end products of the Company's Rendering Segment. The Company regularly monitors Jacobsen index reports on MBM, BFT and YG because they provide a daily indication of the Company's revenue performance against business plan benchmarks. Although the Jacobsen index provides one useful metric of performance, the Company's finished products are commodities that compete with other commodities such as corn, soybean oil, palm oil complex, soybean meal and heating oil on nutritional and functional values and therefore actual pricing for the Company's finished products, as well as competing products, can be quite volatile. In addition, the Jacobsen index does not provide forward or future period pricing. The Jacobsen prices quoted below are for delivery of the finished product at a specified location. Although the Company's prices generally move in concert with reported Jacobsen prices, the Company's actual sales prices for its finished products may vary significantly from the Jacobsen index because of delivery timing differences and because the Company's finished products are delivered to multiple locations in different geographic regions which utilize different price indexes. During Fiscal 2009, the Company's actual sales prices by product trended with the disclosed Jacobsen prices. Average Jacobsen prices (at the specified delivery point) for Fiscal 2009, compared to average Jacobsen prices for Fiscal 2008 follow:

	Avg. Price Fiscal 2009	Avg. Price Fiscal 2008	Increase/ (Decrease)	% Increase/ (Decrease)
Rendering Segment:
MBM (Illinois)	$338.09/ton	$333.17 /ton	$ 4.92/ton	1.5%
BFT (Chicago)	$ 25.21/cwt	$ 34.21 /cwt	$ (9.00)/cwt	(26.3)%
YG (Illinois)	$ 20.73/cwt	$ 27.75 /cwt	$ (7.02)/cwt	(25.3)%

The overall decrease in average prices for BFT and YG of the finished products the Company sells had an unfavorable impact on revenue that was partially offset by a positive impact to the Company's raw material cost resulting from formula pricing arrangements, which compute raw material cost based upon the price of finished product.

Raw Material Volume. Raw material volume represents the quantity (pounds) of raw material collected from Rendering Segment suppliers, such as butcher shops, grocery stores and independent beef, pork and poultry processors and from food service establishments. Raw material volumes from the Company's Rendering Segment suppliers provide an indication of the future production of MBM, BFT and YG finished products.

Production Volume and Related Yield of Finished Product. Finished product production volumes are the end result of the Company's production processes, and directly impact goods available for sale, and thus become an important component of sales revenue. In addition, physical inventory turn-over is impacted by both the availability of credit to the Company's customers and suppliers and reduced market demand which can lower finished product inventory values. Yield on production is a ratio of production volume (pounds), divided by raw material volume (pounds) and provides an indication of effectiveness of the Company's production process. Factors impacting yield on production include quality of raw material and warm weather during summer months, which rapidly degrades raw material. The quantities of finished products produced varies depending on the mix of raw materials used in production. For example, raw material from cattle yields more fat and protein than raw material from pork or poultry. Accordingly, the mix of finished products produced by the Company can vary from quarter to quarter depending on the type of raw material being received by the Company. The Company cannot increase the production of protein or fat based on demand since the type of raw material will dictate the yield of each finished product.

Energy Prices for Natural Gas Quoted on the NYMEX Index and Diesel Fuel. Natural gas and heating oil commodity prices are quoted each day on the NYMEX exchange for future months of delivery of natural gas and diesel fuel. The prices are important to the Company because natural gas and diesel fuel are major components of factory operating and collection costs and natural gas and diesel fuel prices are an indicator of achievement of the Company's business plan.

Collection Fees and Collection Operating Expense. The Company charges collection fees which are included in net sales. Each month the Company monitors both the collection fee charged to suppliers, which is included in net sales, and collection expense, which is included in cost of sales. The importance of monitoring collection fees and collection expense is that they provide an indication of achievement of the Company's business plan. Furthermore, management monitors collection fees and collection expense so that the Company can consider implementing measures to mitigate against unforeseen increases in these expenses.
Factory Operating Expenses. The Company incurs factory operating expenses which are included in cost of sales. Each month the Company monitors factory operating expense. The importance of monitoring factory operating expense is that it provides an indication of achievement of the Company's business plan. Furthermore, when unforeseen expense increases occur, the Company can consider implementing measures to mitigate such increases.

Net Sales. The Company collects and processes animal by-products (fat, bones and offal), including hides, and used cooking oil to principally produce finished products of MBM, BFT, YG and hides. Sales are significantly affected by finished goods prices, quality and mix of raw material, and volume of raw material. Net sales include the sales of produced finished goods, collection fees, fees for grease trap services, and finished goods purchased for resale.

During Fiscal 2009, net sales were $597.8 million as compared to $807.5 million during Fiscal 2008. The Rendering Segments' operations process animal by-products and used cooking oil into fats (primarily BFT and YG), protein (primarily MBM) and hides. Fat is approximately $283.7 million and $462.9 million of net sales for the year ended January 2, 2010 and January 3, 2009, respectively and protein is approximately $244.7 million and $259.9 million of net sales for the year ended January 2, 2010 and January 3, 2009, respectively. The decrease in Rendering Segment sales of $209.7 million accounted for the decrease in sales. The decrease in net sales was primarily due to the following (in millions of dollars):

	Rendering	Corporate	Total
Decrease in finished product prices	$(99.5)	$—	$(99.5)
Decrease in raw material volume	(74.1)	—	(74.1)
Other sales decreases	(19.9)	—	(19.9)
Purchases of finished product for resale	(10.8)	—	(10.8)
Decrease in yield	(5.4)	—	(5.4)
	$(209.7)	$—	$(209.7)

Further detail regarding the $209.7 million decrease in sales in the Rendering Segment is as follows:

Rendering

Finished Product Prices: Lower prices in the overall commodity market for corn and soybean oil, which are competing fats to BFT and YG, negatively impacted the Company's finished product prices. $99.5 million of the decrease in Rendering Segment sales is due to a market-wide decrease in fats offset slightly by a market-wide increase in protein. The market declines were due to changes in supply/demand in both the domestic and export markets for commodity fats.

Raw Material Volume: Production cutbacks from integrated processors and closures of mid-sized processor operations as a result of difficult economic conditions for consumers generally and in the food service industry resulted in lower raw material available to process. The lower raw material from Rendering Segment suppliers, which is processed into fats and proteins decreased sales by $74.1 million. As noted elsewhere fats and proteins are derived principally from bones, fat, offal and used cooking oil from the Rendering Segment's suppliers. The proportions of bones, fat and offal are relatively stable, but will vary from production run to production run based on the source and whether the material is principally beef, pork or poultry material. The Company has no ability to alter the proportion of bones, fat and offal offered to the Company by the Company's suppliers and therefore the Company cannot meaningfully alter the mix of MBM and BFT resulting from the Company's rendering process. During Fiscal 2009, the Company's suppliers in the Rendering Segment were negatively impacted by the continued weak economy and decline in consumer confidence, resulting in a reduction in meat consumption, reduced patronage of restaurants, longer usage by restaurants of cooking oil resulting in a corresponding reduction in the supply of raw materials available to the Company.

Other Sales: The $19.9 million decrease in other Rendering Segment sales was primarily due to lower prices and volumes on hides, which was offset some from increases due to current year acquisitions. Hide volumes were down due to lower dead stock volume and lower slaughter rates at beef processors, as well as the Company's decision not to skin as many hides since the cost to process the hides was more than the value of the finished product. Prices were impacted by difficult economic conditions and decreased demand for leather goods. The lower dead stock volume was due primarily to unseasonably good weather in Fiscal 2009.

Purchases of Finished Product for Resale: The Company purchased less finished product for resale from third party suppliers in Fiscal 2009 compared to the same period in Fiscal 2008 by $10.8 million. Lower domestic and export demand for finished products reduced the need to source third party product.

Yield: The raw material processed in Fiscal 2009 compared to the same period of Fiscal 2008 yielded less finished product for sale and reduced sales by $5.4 million. The reduction in cattle kills by the packing industry during the year was the primary driver that impacted yields since cattle offal is a higher yielding material than pork and poultry offal.

Cost of Sales and Operating Expenses. Cost of sales and operating expenses include the cost of raw material, the cost of product purchased for resale and the cost to collect raw material, which includes diesel fuel and processing costs including natural gas. The Company utilizes both fixed and formula pricing methods for the purchase of raw materials. Fixed prices are adjusted where possible for changes in competition. Significant changes in finished goods market conditions impact finished product inventory values, while raw materials purchased under formula prices are correlated with specific finished goods prices. Energy costs, particularly diesel fuel and natural gas, are significant components of the Company's cost structure. The Company has the ability to burn alternative fuels at a majority of its plants to help manage the Company's price exposure to volatile energy markets.

During Fiscal 2009, cost of sales and operating expenses were $440.1 million as compared to $614.7 million during Fiscal 2008. Decreases in Rendering Segment cost of sales and operating expenses of $175.5 million accounted for a majority of the $174.6 million decrease in cost of sales and operating expenses. The decrease in cost of sales and operating expenses was primarily due to the following (in millions of dollars):

	Rendering	Corporate	Total
Decrease in raw material costs	$(82.0)	$—	$(82.0)
Decreases in energy costs, primarily natural gas and diesel fuel	(27.5)	(0.3)	(27.8)
Other expense (decreases)/increases	(27.9)	1.2	(26.7)
Decrease in raw material volume	(22.5)	—	(22.5)
Purchases of finished product for resale	(12.4)	—	(12.4)
Multi-employer pension plans mass withdrawal termination	(3.2)	—	(3.2)
	$(175.5)	$0.9	$(174.6)

Further detail regarding the $175.5 million decrease in cost of sales and operating expenses in the Rendering Segment is as follows:

Rendering

Raw Material Costs: In Fiscal 2009 approximately 53% of the Company's annual volume of raw material was acquired on a “formula” basis. Under a formula arrangement, the cost of raw material is tied to the finished product market for MBM, BFT and YG. Since finished product prices were lower in Fiscal 2009 as compared to Fiscal 2008, the raw material costs decreased by $82.0 million.

Energy Costs: Both natural gas and diesel fuel are major components of collection and factory operating costs to the Rendering Segment. The lower energy costs of $27.5 million reflect the lower cost of natural gas and diesel fuel during Fiscal 2009 as compared to Fiscal 2008.

Other Expense: Other expense decreased $27.9 million in cost of sales and operating expenses principally due to lower hide prices and volumes. Hide volumes were down due to lower dead stock volumes and lower slaughter rates at beef processors, as well as the Company's decision not to skin as many hides since the cost to process the hides was more than the value of the finished product. Prices were impacted by difficult economic conditions and decreased demand for leather goods. The lower dead stock volume was due primarily to unseasonably good weather in Fiscal 2009.

Raw Material Volume: Production cutbacks from integrated processors and closures of mid-sized processor operations and difficult economic conditions in the food service industry resulted in lower raw material available to be processed. The lower raw material reduced the cost of sales by $22.5 million.

Purchases of Finished Product for Resale: The Company purchased less finished product for resale from third party suppliers in Fiscal 2009 compared to the same period in Fiscal 2008 by $12.4 million.

Selling, General and Administrative Expenses. Selling, general and administrative expenses were $61.1 million during Fiscal 2009, a $1.3 million increase (2.2%) from $59.8 million during Fiscal 2008. The increase in selling, general and administrative expenses is primarily due to the following (in millions of dollars):

	Rendering	Corporate	Total
Other expense (decreases)/increases	$(0.4)	$1.7	$1.3
Consulting fees	—	0.6	0.6
Payroll and related benefits expense	1.6	(1.1)	0.5
Bad debt expense (decreases)/ increases	(1.3)	0.2	(1.1)
	$(0.1)	$1.4	$1.3

Depreciation and Amortization. Depreciation and amortization charges increased $0.8 million (3.3%) to $25.2 million during Fiscal 2009 as compared to $24.4 million during Fiscal 2008. The increase in depreciation and amortization is primarily due to an overall increase in depreciable capital assets on the balance sheet.

Acquisition Costs. Acquisition costs were $0.5 million during Fiscal 2010 and represent acquisition costs primarily related to the acquisition of certain rendering, grease and collection and trap servicing business assets from Sanimax USA, Inc.

Interest Expense. Interest expense was $3.1 million during Fiscal 2009 compared to $3.0 million during Fiscal 2008, an increase of $0.1 million, primarily due to an increase in fees from the amended credit agreement that was partially offset by a decrease in outstanding balance related to the Company's debt.

Other Income/Expense. Other expense was $1.0 million in Fiscal 2009, a $1.3 million increase from other income of $0.3 million in Fiscal 2008. The increase in other expense is primarily due to a decrease in interest income on the Company's interest bearing accounts due to lower rates and increases in other non-operating expenses, which includes approximately $0.5 million of costs associated with the expected renewable diesel joint venture project.

Income Taxes. The Company recorded income tax expense of $25.1 million for Fiscal 2009, compared to income tax expense of $35.4 million recorded in Fiscal 2008, a decrease of $10.3 million, primarily due to a decrease in pre-tax earnings of the Company in Fiscal 2009. The effective tax rate for Fiscal 2009 and Fiscal 2008 is 37.5 % and 39.3%, respectively. The difference from the federal statutory rate of 35% in Fiscal 2009 and Fiscal 2008 is primarily due to state taxes.

FINANCING, LIQUIDITY, AND CAPITAL RESOURCES

On December 17, 2010, the Company entered into a $625 million credit agreement (the "Credit Agreement").  The Company used the proceeds of the term loan facility and a portion of the revolving loan facility to pay a portion of the consideration of its acquisition of Griffin, to pay related fees and expenses and to provide for working capital needs and general corporate purposes.  The principal components of the Credit Agreement consist of the following:

•
The Credit Agreement provides for senior secured credit facilities (the “Senior Secured Facilities”) in the aggregate principal amount of $625.0 million comprised of a five-year revolving loan facility of $325.0 million (approximately $75.0 million of which will be available for a letter of credit sub-facility and $15.0 million of which will be available for a swingline sub-facility) and a six-year term loan facility of $300.0 million.

•
The $325.0 million revolving credit facility has a term that matures on December 17, 2015.  As of January 1, 2011, the Company had an aggregate of $160.0 million outstanding under the revolving loan facility.  On February 4, 2011, the Company repaid all $160.0 million of the revolving loan facility that was outstanding with the proceeds from its $307 million common stock public offering which was consummated on February 2, 2011.

•
As of January 1, 2011, the Company has borrowed all $300.0 million under the term loan facility, which provides for scheduled quarterly amortization payments of $0.75 million over a six-year term ending with a final installment in the amount of all term loans then outstanding due and payable on December 17, 2016.  The Company has the right to prepay the term loan without penalty, but any amounts that have been repaid may not be reborrowed.  As of January 1, 2011, the Company had an aggregate of $300.0 million principal outstanding under the term loan facility.  On February 8, 2011, the Company repaid $140.0 million of the term loan facility that was outstanding with the proceeds from its $307 million common stock public offering which was consummated on February 2, 2011.

•
With respect to any revolving facility loan, i) an alternate base rate means a rate per annum equal to the greatest of (a) the prime rate, (b) the federal funds effective rate (as defined in the Credit Agreement) plus ½ of 1% and (c) the adjusted London Inter-Bank Offer Rate ("LIBOR") for a month interest period plus 1%, plus in each case, a margin determined by reference to a pricing grid under the Credit Agreement and adjusted according to the Company’s adjusted leverage ratio, and, ii) Eurodollar rate loans bear interest at a rate per annum based on the then applicable LIBOR multiplied by the statutory reserve rate plus a margin determined by reference to a pricing grid and adjusted according to the Company’s adjusted leverage ratio.  With respect to an alternate base rate loan that is a term loan, at no time shall the alternate base rate be less than 2.50% per annum, plus the term loan alternate base rate margin of 2.50%.  With respect to a LIBOR loan that is a term loan, at no time shall the LIBOR rate applicable to the term loans (before giving effect to any adjustment for reserve requirements) be less than 1.50% per annum, plus the term loan LIBOR margin of 3.50%.

•
The Credit Agreement contains various customary representations and warranties by the Company, which include customary use of materiality, material adverse effect and knowledge qualifiers.  The Credit Agreement also contains (a) certain affirmative covenants that impose certain reporting and/or performance obligations on the Company, (b) certain negative covenants that generally prohibit, subject to various exceptions, the Company from taking certain actions, including, without limitation, incurring indebtedness, making investments, incurring liens, paying dividends, and engaging in mergers and consolidations, sale leasebacks and sales of assets, (c) financial covenants such as maximum total leverage ratio and a minimum fixed charge coverage ratio and (d) customary events of default (including a change of control).  Obligations under the Credit Agreement may be declared due and payable upon the occurrence of such customary events of default.

On December 17, 2010, Darling issued $250.0 million aggregate principal amount of its 8.5% Senior Notes due 2018 (the "Notes") under an indenture, dated as of December 17, 2010 (the "Original Indenture"), among Darling, Darling National, and U.S. Bank National Association, as trustee (the "Trustee").  After the Merger, Griffin and its subsidiary, Craig Protein Division, Inc. ("Craig Protein", and collectively with Griffin and Darling National, the "Guarantors"), entered into a supplemental indenture with the Trustee (the "Supplemental Indenture," and together with the Original Indenture, the "Indenture"), to provide for the guarantee of the Notes by Griffin and its subsidiary.  The Notes were sold pursuant to a purchase agreement dated December 3, 2010 among the Company, the guarantors named therein and the initial purchasers named therein (the "Initial Purchasers"), at an issue price of 100.0%.  Darling used the net proceeds from the sale of the Notes to finance in part the cash portion of the purchase price to be paid in connection with Darling’s acquisition of Griffin.  The principal components of the Notes consist of the following:

•
The Notes will mature on December 15, 2018.  The Company will pay interest on June 15 and December 15 of each year, commencing on June 15, 2011.  Interest on the Notes will accrue at a rate of 8.5% per annum and be payable in cash.

•
The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.  If a Change of Control (as defined in the Indenture) occurs, unless the Company has exercised its right to redeem all the Notes as described below, each holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.  If the Company or its subsidiaries engage in certain Asset Dispositions (as defined in the Indenture), the Company generally must, within specific periods of time, either prepay, repay or repurchase certain of its or its restricted subsidiaries’ indebtedness or make an offer to purchase a principal amount of the Notes and certain other debt equal to the excess net cash proceeds, or invest the net cash proceeds from such sales in additional assets.  The purchase price of the Notes will be 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.  The Company may at any time and from time to time purchase Notes in the open market or otherwise.

•
The Company may redeem some or all of the Notes at any time prior to December 15, 2014, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the redemption date and an Applicable Premium (as defined below) as of the date of redemption subject to the rights of holders on the relevant record date to receive interest due on the relevant interest payment date.  The "Applicable Premium" means, with respect to any Note on any redemption date, the greater of: (a) 1.0% of the principal amount of such Note; and (b) the excess, if any, of (i) the present value at such redemption date of (A) the redemption price of such Note at December 15, 2014 (such redemption price being set forth in the table below), plus (B) all required interest payments due on such Note through December 15, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the applicable treasury rate as of such redemption date plus 50 basis points; over (ii) the principal amount of such Note.

•
On and after December 15, 2014, the Company may redeem all or, from time to time, a part of the Notes (including any additional Notes) upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2014	104.250%
2015	102.125%
2016 and thereafter	100.000%

•
In addition, until December 15, 2013, the Company may, at its option, redeem up to 35% of the original principal amount of the Notes and any issuance of additional Notes with the net cash proceeds of one or more equity offerings at a redemption price equal to 108.5% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided that at least 65% of the original principal amount of the Notes and any issuance of additional Notes remains outstanding immediately after each such redemption; provided further that the redemption occurs within 90 days after the closing of such equity offering.

•
The Indenture contains covenants limiting Darling's ability and the ability of its restricted subsidiaries to, among other things incur additional indebtedness or issue preferred stock; pay dividends on or make other distributions or repurchase of Darling's capital stock or make other restricted payments; create restrictions on the payment of dividends or other amounts from Darling’s restricted subsidiaries to Darling or Darling’s other restricted subsidiaries; make loans or investments; enter into certain transactions with affiliates; create liens; designate Darling’s subsidiaries as unrestricted subsidiaries; and sell certain assets or merge with or into other companies or otherwise dispose of all or substantially all of Darling's assets.

•
Holders of the Notes have the benefit of registration rights.  In connection with the issuance of the Notes, Darling and the Guarantors entered into a registration rights agreement (the "Notes Registration Rights Agreement") with the representative of the Initial Purchasers.  Darling and the Guarantors have agreed to consummate a registered exchange offer for the Notes within 270 days after the date of the Merger.  Darling and the Guarantors have agreed to file and keep effective for a certain time period a shelf registration statement for the resale of the Notes if an exchange offer cannot be effected and under certain other circumstances.  Darling will be required to pay additional interest on the Notes if it fails to timely comply with its obligations under the Notes Registration Rights Agreement until such time as it complies.

•
The Indenture also provides for customary events of default, including, without limitation, payment defaults, covenant defaults, cross acceleration defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency and judgment defaults in excess of specified amounts. If any such event of default occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in principal amount of the total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes issued under the Indenture to be due and payable immediately.

The Company's Notes and Credit Agreement consist of the following elements at January 1, 2011 (in thousands):

Notes:
8.5% Senior Notes due 2018	$250,000

Credit Agreement:
Term Loan	$300,000
Revolving Credit Facility:
Maximum availability	$325,000
Borrowings outstanding	160,000
Letters of credit issued	23,383
Availability	$141,617

The obligations under the Credit Agreement are guaranteed by Darling National, Griffin, and its subsidiary, Craig Protein and are secured by substantially all of the property of the Company, including a pledge of 100% of the stock of all material domestic subsidiaries and 65% of the capital stock of certain foreign subsidiaries.  The Notes are guaranteed on an unsecured basis by Darling's existing restricted subsidiaries, including Griffin and all of its subsidiaries, other than Darling's foreign subsidiaries, its captive insurance subsidiary and any inactive subsidiary with nominal assets.  The Notes rank equally in right of payment to any existing and future senior debt of Darling.  The Notes will be effectively junior to existing and future secured debt of Darling and the guarantors, including debt under the Credit Agreement, to the extent of the value of the assets securing such debt.  The Notes will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the subsidiaries of Darling that do not guarantee the Notes.  The guarantees by the Guarantors (the "Guarantees") rank equally in right of payment to any existing and future senior indebtedness of the guarantors.  The Guarantees will be effectively junior to existing and future secured debt of the Guarantors including debt under the Credit Agreement, to the extent the value of the assets securing such debt. The Guarantees will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the subsidiaries of each Guarantor that do not guarantee the Notes.

As of January 1, 2011, the Company believes it is in compliance with all of the financial covenants, as well as all of the other covenants contained in the Credit Agreement and Indenture.

The classification of long-term debt in the Company’s January 1, 2011 consolidated balance sheet is based on the contractual repayment terms of the Notes and debt issued under the Credit Agreement.

On January 1, 2011, the Company had working capital of $30.8 million and its working capital ratio was 1.20 to 1 compared to working capital of $75.1 million and a working capital ratio of 2.05 to 1 on January 2, 2010.  The decrease in working capital is primarily due to the decrease in cash and cash equivalents and working capital from the Griffin acquisition.  At January 1, 2011, the Company had unrestricted cash of $19.2 million and funds available under the revolving credit facility of $141.6 million, compared to unrestricted cash of $68.2 million and funds available under the revolving credit facility of $109.1 million at January 2, 2010.  The Company diversifies its cash investments by limiting the amounts located at any one financial institution and invests primarily in government-backed securities.

Net cash provided by operating activities was $81.5 million and $79.2 million for the fiscal years ended January 1, 2011 and January 2, 2010, respectively, an increase of $2.3 million due primarily to an increase in net income of approximately $2.5 million. Cash used by investing activities was $783.6 million during Fiscal 2010, compared to $55.7 million in Fiscal 2009, an increase of $727.9 million, primarily due to the acquisition of Griffin in December 2010.  Net cash provided by financing activities was $653.2 million during Fiscal 2010 compared to net cash used by financing activities of $6.1 million in Fiscal 2009, an increase of $659.3 million due primarily to borrowings made to complete the acquisition of Griffin in December 2010.

Capital expenditures of $24.7 million were made during Fiscal 2010 as compared to $23.6 million in Fiscal 2009, an increase of $1.1 million (4.7%).  The increase is due to a slight overall increase in spending.  Capital expenditures related to compliance with environmental regulations were $3.5 million in Fiscal 2010, $3.1 million in Fiscal 2009 and $1.1 million in Fiscal 2008.  Fiscal 2009 compliance spending included capital expenditures related to the Final BSE Rule of approximately $1.5 million.

Based upon the underlying terms of the Credit Agreement, approximately $3.0 million in current debt, which is included in current liabilities on the Company’s balance sheet at January 1, 2011, will be due during the next twelve months, which includes scheduled quarterly installment payments of $0.75 million.

Based upon the annual actuarial estimate, current accruals, and claims paid during Fiscal 2010, the Company has accrued approximately $8.6 million it expects will become due during the next twelve months in order to meet obligations related to the Company's self insurance reserves and accrued insurance obligations, which are included in current accrued expenses at January 1, 2011.  The self insurance reserve is composed of estimated liability for claims arising for workers’ compensation and for auto liability and general liability claims.  The self insurance reserve liability is determined annually, based upon a third party actuarial estimate.  The actuarial estimate may vary from year to year, due to changes in costs of health care, the pending number of claims and other factors beyond the control of management of the Company.  No assurance can be given that the Company’s funding obligations under its self insurance reserve will not increase in the future.

Based upon current actuarial estimates, the Company expects to make payments of approximately $2.0 million in order to meet minimum pension funding requirements during fiscal 2011.  The minimum pension funding requirements are determined annually, based upon a third party actuarial estimate.  The actuarial estimate may vary from year to year, due to fluctuations in return on investments or other factors beyond the control of management of the Company or the administrator of the Company’s pension funds.  No assurance can be given that the minimum pension funding requirements will not increase in the future.  Additionally, the Company has made required and tax deductible discretionary contributions to its pension plans in Fiscal 2010 and Fiscal 2009 of approximately $1.0 million and $14.9 million, respectively.

The Pension Protection Act of 2006 ("PPA") was signed into law in August 2006 and went into effect in January 2008.  The stated goal of the PPA is to improve the funding of pension plans.  Plans in an under-funded status will be required to increase employer contributions to improve the funding level within PPA timelines.  The impact of recent declines in the world equity and other financial markets have had and could continue to have a material negative impact on pension plan assets and the status of required funding under the PPA.  The Company participates in several multi-employer pension plans that provide defined benefits to certain employees covered by labor contracts.  These plans are not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts.  Current information with respect to the Company’s proportionate share of the over- and under-funded status of all actuarially computed value of vested benefits over these pension plans' net assets is not available as the Company relies on third parties outside its control to provide such information.  The Company knows that three of these multi-employer plans were under-funded as of the latest available information, some of which is over a year old.  The Company has no ability to compel the plan trustees to provide more current information.  In June 2009, the Company received a notice of a mass withdrawal termination and a notice of initial withdrawal liability from one of these underfunded plans. The Company had anticipated this event and as a result had accrued approximately $3.2 million as of January 3, 2009 based on the most recent information that was probable and estimable for this plan.  The plan had given a notice of redetermination liability in December 2009.  In the second quarter of fiscal 2010, the Company received further third party information confirming the future payout related to this multi-employer plan.  As a result, the Company reduced its liability to approximately $1.2 million.  In April 2010, another underfunded multi-employer plan in which the Company participates gave notification of partial withdrawal liability.  As of January 1, 2011, the Company has an accrued liability of approximately $1.1 million representing the present value of scheduled withdrawal liability payments under this multi-employer plan. While the Company has no ability to calculate a possible current liability for under-funded multi-employer plans that could terminate or could require additional funding under the PPA, the amounts could be material.

The Company has the ability to burn alternative fuels, including its fats and greases, at a majority of its plants as a way to help manage the Company's exposure to high natural gas prices.  Beginning October 1, 2006, the federal government effected a program which provides federal tax credits under certain circumstances for commercial use of alternative fuels in lieu of fossil-based fuels.  Beginning in the fourth quarter of 2006, the Company filed documentation with the IRS to recover these Alternative Fuel Mixture Credits as a result of its use of fats and greases to fuel boilers at its plants.  The Company has received approval from the IRS to apply for these credits.  However, the federal regulations relating to the Alternative Fuel Mixture Credits are complex and further clarification is needed by the Company prior to recognition of certain tax credits received.  As of January 1, 2011, the Company has $0.7 million of received credits included in current liabilities on the balance sheet as deferred income while the Company pursues further clarification.  This and other federal bio-fuel tax incentive programs expired on December 31, 2009.  On December 17, 2010, however, the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 was signed into public law which extended through 2011 and made retroactive to January 1, 2010 the Alternative Fuel Mixture Credits.  The Company will continue to evaluate the option of burning alternative fuels at its plants in future periods depending on the price relationship between alternative fuels and natural gas.

The Company announced on January 21, 2011 that a wholly-owned subsidiary of Darling entered into a limited liability company agreement with a wholly-owned subsidiary of Valero Energy Corporation (“Valero”) to form Diamond Green Diesel Holdings LLC (the “Joint Venture”). The Joint Venture will be owned 50% / 50% with Valero and was formed to design, engineer, construct and operate a renewable diesel plant (the “Facility”), which will be capable of producing approximately 9,300 barrels per day of renewable diesel fuel and certain other co-products, to be located adjacent to Valero's refinery in Norco, Louisiana. The Joint Venture intends to construct the Facility under an engineering, procurement and construction contract that is intended to fix the Company's maximum economic exposure for the cost of the Facility.

On May 31, 2011, the Joint Venture and Diamond Green Diesel LLC, a wholly-owned subsidiary of the Joint Venture (“Opco”), entered into (i) a facility agreement (the “Facility Agreement”) with Diamond Alternative Energy, LLC, a wholly-owned subsidiary of Valero (the “Lender”), and (ii) a loan agreement (the “Loan Agreement”) with the Lender, which will provide the Joint Venture with a 14 year multiple advance term loan facility of approximately $221,300,000 (the “JV Loan”) to support the design, engineering and construction of the Facility. In connection with the Facility Agreement and the Loan Agreement, the Joint Venture terminated discussions with the U.S. Department of Energy (“DOE”) regarding the DOE's offer to the Joint Venture of a conditional commitment to issue a loan guarantee under the Energy Policy Act of 2005. The Facility Agreement and the Loan Agreement prohibit the Lender from assigning all or any portion of the Facility Agreement or the Loan Agreement to unaffiliated third parties. Opco has also pledged substantially all of its assets to the Lender, and the Joint Venture has pledged all of Opco's equity interests to the Lender, until the JV Loan has been paid in full and the JV Loan has terminated accordance with its terms.

Pursuant to sponsor support agreements executed in connection with the Facility Agreement and the Loan Agreement, each of the Company and Valero are committed to contributing approximately $93.2 million of the estimated aggregate costs of approximately $407.7 million for the completion of the Facility. The Company is also required to pay for 50% of any cost overruns incurred in connection with the construction of the Facility. The ultimate cost of the Joint Venture to the Company cannot be determined until, among other things, further detailed engineering reports and studies have been completed.

On January 27, 2011, the Company entered into an underwritten public offering for 24,193,548 shares of its common stock, at a price to the public of $12.70 per share, pursuant to an effective shelf registration statement. The offering closed on February 2, 2011.  In addition, certain former stockholders of Griffin Industries, Inc. (pursuant to such stockholders’ contractual registration rights) granted the underwriters a 30-day option, which the underwriters subsequently exercised in full, to purchase from them up to an additional 3,629,032 shares of Darling common stock to cover over-allotments.  The Company used the net proceeds of approximately $292.7 million from the offering to repay all of its outstanding revolver balance and a portion of its term loan facility under the Company’s Credit Agreement.  The repayment of such indebtedness will, among other things, provide Darling with additional debt capacity and cash from operations to use in connection with the Joint Venture. Darling did not receive any proceeds from the sale of shares by the former stockholders of Griffin.

The Company’s management believes that cash flows from operating activities consistent with the level generated in Fiscal 2010, unrestricted cash and funds available under the Credit Agreement will be sufficient to meet the Company’s working capital needs and maintenance and compliance-related capital expenditures, scheduled debt and interest payments, income tax obligations, continued funding of the Joint Venture and other contemplated needs through the next twelve months.  Numerous factors could have adverse consequences to the Company that cannot be estimated at this time, such as:  reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs or other factors, reduced volume from food service establishments, reduced demand for animal feed, or otherwise;  a further reduction in finished product prices;  changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like RFS2 and tax credits for bio-fuels both in the U.S. and abroad;  possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food additives;  the occurrence of Bird Flu in the U.S.;  any additional occurrence of BSE in the U.S. or elsewhere;  unanticipated costs and/or reductions in raw material volumes related to the Company’s implementation of and compliance with the Final BSE Rule, including capital expenditures to comply with the Final BSE Rule; unforeseen new U.S. or foreign regulations affecting the rendering industry (including new or modified animal feed, 2009 H1N1 flu, Bird Flu or BSE regulations);  increased contributions to the Company’s multi-employer and employer-sponsored defined benefit pension plans as required by the PPA; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; unexpected cost overruns related to the Joint Venture; continued or escalated conflict in the Middle East; and/or unfavorable export markets.  These factors, coupled with volatile prices for natural gas and diesel fuel, general performance of the U.S. economy and declining consumer confidence including the inability of consumers and companies to obtain credit due to the current lack of liquidity in the financial markets, among others, could negatively impact the Company’s results of operations in fiscal 2011 and thereafter.  The Company cannot provide assurance that the cash flows from operating activities generated in Fiscal 2010 are indicative of the future cash flows from operating activities that will be generated by the Company’s operations.  The Company reviews the appropriate use of unrestricted cash periodically.  Except for the potential contributions to the Joint Venture, no decision has been made as to non-ordinary course cash usages at this time; however, potential usages could include:  opportunistic capital expenditures and/or acquisitions;  investments relating to the Company’s developing a comprehensive renewable energy strategy, including, without limitation, potential investments in additional renewable diesel and/or biodiesel projects;  investments in response to governmental regulations relating to BSE or other regulations;  unexpected funding required by the PPA requirements; and paying dividends or repurchasing stock, subject to limitations under the Credit Agreement, as well as suitable cash conservation to withstand adverse commodity cycles.

The current economic environment in the Company’s markets has the potential to adversely impact its liquidity in a variety of ways, including through reduced raw materials availability, reduced finished product prices, reduced sales, potential inventory buildup, increased bad debt reserves, potential impairment charges and/or higher operating costs.

The principal products that the Company sells are commodities, the prices of which are based on established commodity markets and are subject to volatile changes.  Any decline in these prices has the potential to adversely impact the Company’s liquidity.  Any of a continued decline in raw material availability, a further decline in commodities prices, increases in energy prices and the impact of the PPA has the potential to adversely impact the Company’s liquidity.  A decline in commodities prices, a rise in energy prices, a slowdown in the U.S. or international economy, continued or escalated conflict in the Middle East, or other factors, could cause the Company to fail to meet management’s expectations or could cause liquidity concerns.

CONTRACTUAL OBLIGATIONS AND OTHER COMMERCIAL COMMITMENTS

The following table summarizes the Company’s expected material contractual payment obligations, including both on- and off-balance sheet arrangements at January 1, 2011 (in thousands):

	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Contractual obligations(a):
Long-term debt obligations (b)	$710,000	$3,000	$5,250	$166,750	$535,000
Operating lease obligations (c)	58,806	14,355	18,696	8,910	16,845
Estimated interest payable (d)	284,016	42,669	84,902	79,979	76,466
Purchase commitments (e)	21,003	21,003	—	—	—
Pension funding obligation (f)	2,049	2,049	—	—	—
Other obligations	39	9	20	10	—
Total	$1,075,913	$83,085	$108,868	$255,649	$628,311

(a)    The above table does not reflect uncertain tax positions of approximately $0.1 million because the timing of the cash settlement cannot be reasonably estimated.
(b)    See Note 9 to the consolidated financial statements.  In February 2011, approximately $300.0 million of the outstanding debt was repaid from the proceeds of a public stock offering of 24,193,548 shares of the Company’s common stock.
(c)    See Note 8 to the consolidated financial statements.
(d)    Interest payable was calculated using the current rate for term, revolver, senior notes and current rates on other liabilities that existed as of January 1, 2011.
(e)    Purchase commitments were determined based on specified contracts for natural gas, diesel fuel and finish product purchases.
(f)    Pension funding requirements are determined annually based upon a third party actuarial estimate.  The Company expects to make approximately $2.0 million in required contributions to its pension plan in fiscal 2011.  The Company is not able to estimate pension funding requirements beyond the next twelve months. The accrued pension benefit liability was approximately $18.1 million at the end of Fiscal 2010.  The Company knows that one of the multi-employer pension plans that has not terminated to which it contributes and which is not administered by the Company was under-funded as of the latest available information, and while the Company has no ability to calculate a possible current liability for the under-funded multi-employer plan to which the Company contributes, the amounts could be material.

The Company's off-balance sheet contractual obligations and commercial commitments as of January 1, 2011 relate to operating lease obligations, letters of credit, forward purchase agreements, and employment agreements.  The Company has excluded these items from the balance sheet in accordance with accounting principles generally accepted in the U.S.

The following table summarizes the Company’s other commercial commitments, including both on- and off-balance sheet arrangements at January 1, 2011 (in thousands):

Other commercial commitments:
Standby letters of credit	$23,383
Total other commercial commitments:	$23,383

OFF BALANCE SHEET OBLIGATIONS

Based upon the underlying purchase agreements, the Company has commitments to purchase $21.0 million of commodity products, consisting of approximately $14.2 million of finished products and approximately $6.8 million of natural gas and diesel fuel, during the next twelve months, which are not included in liabilities on the Company’s balance sheet at January 1, 2011. These purchase agreements are entered into in the normal course of the Company’s business and are not subject to derivative accounting. The commitments will be recorded on the balance sheet of the Company when delivery of these commodities occurs and ownership passes to the Company during fiscal 2011, in accordance with accounting principles generally accepted in the U.S.

Based upon underlying lease agreements, the Company is obligated to pay approximately $14.4 million for operating leases during fiscal 2011 which are not included in liabilities on the Company’s balance sheet at January 1, 2011.  These lease obligations are included in cost of sales or selling, general and administrative expense on the Company’s Statement of Operations as the underlying lease obligation comes due, in accordance with accounting principles generally accepted in the U.S.

CRITICAL ACCOUNTING POLICIES

The Company follows certain significant accounting policies when preparing its consolidated financial statements.  A complete summary of these policies is included in Note 1 to the Consolidated Financial Statements.

Certain of the policies require management to make significant and subjective estimates or assumptions that may deviate from actual results.  In particular, management makes estimates regarding valuation of inventories, estimates of useful life of long-lived assets related to depreciation and amortization expense, estimates regarding fair value of the Company’s reporting units and future cash flows with respect to assessing potential impairment of both long-lived assets and goodwill, self-insurance, environmental and litigation reserves, pension liability, estimates of income tax expense, and estimates of expense related to stock options granted.  Each of these estimates is discussed in greater detail in the following discussion.

Inventories

The Company’s inventories are valued at the lower of cost or market.  Finished product manufacturing cost is calculated using the first-in, first-out (FIFO) method, based upon the Company’s raw material costs, collection and factory production operating expenses, and depreciation expense on collection and factory assets.  Market values of inventory are estimated at each plant location, based upon either: 1) the backlog of unfilled sales orders at the balance sheet date; or  2) unsold inventory, calculated using regional finished product prices quoted in the Jacobsen index at the balance sheet date.  Estimates of market value, based upon the backlog of unfilled sales orders or upon the Jacobsen index, assume that the inventory held by the Company at the balance sheet date will be sold at the estimated market finished product sales price, subsequent to the balance sheet date.  Actual sales prices received on future sales of inventory held at the end of a period may vary from either the backlog unfilled sales order price or the Jacobsen index quotation at the balance sheet date.  These variances could cause actual sales prices realized on future sales of inventory to be different than the estimate of market value of inventory at the end of the period.  Inventories were approximately $45.6 million and $19.1 million at January 1, 2011 and January 2, 2010, respectively.  The increase in inventory is primarily due to the acquisition of Griffin.

Long-Lived Assets, Depreciation and Amortization Expense and Valuation

The Company’s property, plant and equipment are recorded at cost when acquired.  Depreciation expense is computed on property, plant and equipment based upon a straight line method over the estimated useful life of the assets, which is based upon a standard classification of the asset group.  Buildings and improvements are depreciated over a useful life of 15 to 30 years, machinery and equipment are depreciated over a useful life of 3 to 10 years and vehicles are depreciated over a life of 2 to 6 years.  These useful life estimates have been developed based upon the Company’s historical experience of asset life utility, and whether the asset is new or used when placed in service.  The actual life and utility of the asset may vary from this estimated life.  Useful lives of the assets may be modified from time to time when the future utility or life of the asset is deemed to change from that originally estimated when the asset was placed in service.  Depreciation expense was approximately $26.3 million, $21.4 million and $19.3 million in fiscal years ending January 1, 2011, January 2, 2010 and January 3, 2009, respectively.

The Company’s intangible assets, including permits, routes, non-compete agreements, trade names and royalty, consulting and leasehold agreements are recorded at fair value when acquired.  Amortization expense is computed on these intangible assets based upon a straight line method over the estimated useful life of the assets, which is based upon a standard classification of the asset group. Collection routes are amortized over a useful life of 8 to 20 years; non-compete agreements are amortized over a useful life of 3 to 7 years; trade names with a finite life are amortized over a useful life of 15 years; royalty, consulting and leasehold agreements are amortized over the term of the agreement; and permits are amortized over a useful life of 11 to 20 years.  The actual economic life and utility of the asset may vary from this estimated life.  Useful lives of the assets may be modified from time to time when the future utility or life of the asset is deemed to change from that originally estimated when the asset was placed in service.  Intangible asset amortization expense was approximately $5.6 million, $3.8 million and $5.2 million in fiscal years ending January 1, 2011, January 2, 2010 and January 3, 2009, respectively.

The Company reviews the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset, or related asset group, may not be recoverable from estimated future undiscounted cash flows.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group.  If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  During the fourth quarter of Fiscal 2008, due to lower commodity markets and the loss of certain large raw material suppliers, the Company performed testing of all its long-lived assets for impairment based on future undiscounted cash flows and has determined during this testing process that no impairment exists for its long-lived assets.  In Fiscal 2009 and Fiscal 2010, no triggering event occurred requiring that the Company perform testing of all of its long-lived assets for impairment.

The net book value of property, plant and equipment was approximately $393.4 million and $152.0 million at January 1, 2011 and January 2, 2010, respectively.  The net book value of intangible assets was approximately $391.0 million and $40.3 million at January 1, 2011 and January 2, 2010, respectively.  The increase in property, plant and equipment, and intangible assets is primarily due to the acquisition of Griffin.

Goodwill Valuation

The Company reviews the carrying value of goodwill on a regular basis, including at the end of each fiscal year, for indications of impairment at each reporting unit that has recorded goodwill as an asset.  Impairment is indicated whenever the carrying value of a reporting unit exceeds the estimated fair value of a reporting unit.  For purposes of evaluating impairment of goodwill, the Company estimates fair value of a reporting unit, based upon future discounted net cash flows.  In calculating these estimates, actual historical operating results and anticipated future economic factors, such as future business volume, future finished product prices, and future operating costs and expenses are evaluated and estimated as a component of the calculation of future discounted cash flows for each reporting unit with recorded goodwill.  The estimates of fair value of these reporting units and of future discounted net cash flows from operation of these reporting units could change if actual volumes, prices, costs or expenses vary from these estimates.

Based on the Company’s annual impairment testing at the end of the fourth quarter of Fiscal 2008, it was determined that goodwill was impaired due to lower commodity markets and the loss of certain large raw material suppliers in the fourth quarter of Fiscal 2008, which resulted in the Company recording an impairment charge of approximately $15.9 million based on future discounted net cash flows.  In addition, a future reduction of earnings in the reporting units with recorded goodwill could result in future impairment charges because the estimate of fair value would be negatively impacted by a reduction of earnings at those reporting units.  Based on the Company’s annual impairment testing at the end of the fourth quarter of Fiscal 2009 and Fiscal 2010, the fair values of the Company’s reporting units containing goodwill exceeded the related carrying value.  Goodwill was approximately $376.3 million and $79.1 million at January 1, 2011 and January 2, 2010, respectively.  The increase in goodwill is primarily due to the acquisition of Griffin.

Self Insurance, Environmental and Legal Reserves

The Company’s workers compensation, auto and general liability policies contain significant deductibles or self insured retentions. The Company estimates and accrues for its expected ultimate claim costs related to accidents occurring during each fiscal year and carries this accrual as a reserve until these claims are paid by the Company. In developing estimates for self insured losses, the Company utilizes its staff, a third party actuary and outside counsel as sources of information and judgment as to the expected undiscounted future costs of the claims. The Company accrues reserves related to environmental and litigation matters based on estimated undiscounted future costs. With respect to the Company’s self insurance, environmental and litigation reserves, estimates of reserve liability could change if future events are different than those included in the estimates of the actuary, consultants and management of the Company. The reserve for self insurance, environmental and litigation contingencies included in accrued expenses and other non-current liabilities for which there are no potential insurance recoveries was approximately $28.2 million and $15.6 million at January 1, 2011 and January 2, 2010, respectively.

Pension Liability

The Company provides retirement benefits to employees under separate final-pay noncontributory pension plans for salaried and hourly employees (excluding those employees covered by a union-sponsored plan), who meet service and age requirements.  Benefits are based principally on length of service and earnings patterns during the five years preceding retirement.  Pension expense and pension liability recorded by the Company is based upon an annual actuarial estimate provided by a third party administrator.  Factors included in estimates of current year pension expense and pension liability at the balance sheet date include estimated future service period of employees, estimated future pay of employees, estimated future retirement ages of employees, and the projected time period of pension benefit payments.  Two of the most significant assumptions used to calculate future pension obligations are the discount rate applied to pension liability and the expected rate of return on pension plan assets.  These assumptions and estimates are subject to the risk of change over time, and each factor has inherent uncertainties which neither the actuary nor the Company is able to control or to predict with certainty.  See Note 13 of Notes to Consolidated Financial Statements for summaries of pension plans.

The discount rate applied to the Company’s pension liability is the interest rate used to calculate the present value of the pension benefit obligation.  The weighted average discount rate was 5.55% and 5.90% at January 1, 2011 and January 2, 2010, respectively.  The net periodic benefit cost for fiscal 2011 would increase by approximately $0.9 million if the discount rate was 0.5% lower at 5.05%.  The net periodic benefit cost for fiscal 2011 would decrease by approximately $0.8 million if the discount rate was 0.5% higher at 6.05%.

The expected rate of return on the Company’s pension plan assets is the interest rate used to calculate future returns on investment of the plan assets.  The expected return on plan assets is a long-term assumption whose accuracy can only be assessed over a long period of time.  The weighted average expected return on pension plan assets was 7.85% for Fiscal 2010 and Fiscal 2009, respectively.  During Fiscal 2010, the Company’s actual return on pension plan assets was a gain of $12.0 million or approximately 14% of pension plan assets as compared to Fiscal 2009 where the Company’s actual return on pension plan assets was a gain of $12.8 million or approximately 21% of pension plan assets.

The Company has recorded a pension liability of approximately $18.1 million and $19.1 million at January 1, 2011 and January 2, 2010, respectively.  The Company’s net pension cost was approximately $3.9 million, $6.3 million and $0.4 million for the fiscal years ending January 1, 2011, January 2, 2010 and January 3, 2009, respectively.  The projected net periodic pension expense for fiscal 2011 is expected to decrease by approximately $0.7 million as compared to Fiscal 2010.

Income Taxes

In calculating net income, the Company includes estimates in the calculation of income tax expense, the resulting tax liability and in future realization of deferred tax assets that arise from temporary differences between financial statement presentation and tax recognition of revenue and expense.  The Company’s deferred tax assets include a net operating loss carry-forward which is limited to approximately $0.7 million per year in future utilization due to the change in control resulting from the May 2002 recapitalization of the Company. Valuation allowances for deferred tax assets are recorded when it is more likely than not that deferred tax assets will not be realized.  Based upon the Company’s evaluation of these matters, a portion of the Company’s net operating loss carry-forwards will expire unused.  The valuation allowance established to provide a reserve against these deferred tax assets was less than $0.1 million and approximately $0.2 million at January 1, 2011 and January 2, 2010, respectively.

Stock Option Expense

The calculation of expense of stock options issued utilizes the Black-Scholes mathematical model which estimates the fair value of the option award to the holder and the compensation expense to the Company, based upon estimates of volatility, risk-free rates of return at the date of issue and projected vesting of the option grants.  The Company recorded compensation expense related to stock options expense for the year ended January 1, 2011, January 2, 2010 and January 3, 2009 of approximately $0.1 million, $0.1 million and $0.2 million, respectively.

NEW ACCOUNTING PRONOUNCEMENTS

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements.  The ASU amends ASC Topic 820, Fair Value Measurements and Disclosures.  The new standard provides for additional disclosures requiring the Company to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements, describe the reasons for the transfers and present separately information about purchases, sales, issuances and settlements in the reconciliation of Level 3 fair value measurements.  The update also provides clarification of existing disclosures requiring the Company to determine each class of assets and liabilities based on the nature and risks of the investments rather than by major security type and for each class of assets and liabilities, and to disclose the valuation techniques and inputs used to measure fair value for both Level 2 and Level 3 fair value measurements.  The Company adopted ASU 2010-06 as of January 3, 2010, except for the presentation of purchases, sales, issuances and settlement in the reconciliation of Level 3 fair value measurements, which is effective for the Company on January 2, 2011.  This update will not change the techniques the Company uses to measure fair values and is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2010, the FASB issued ASU No. 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.  The ASU amends Topic 350, Intangibles-Goodwill and Other.  The new standard requires an entity to perform all steps in the test for a reporting unit whose carrying value is zero or negative if it is more likely than not (more than 50%) that a goodwill impairment exists based on qualitative factors, resulting in the elimination of an entity’s ability to assert that such a reporting unit’s goodwill is not impaired and additional testing is not necessary despite the existence of qualitative factors that indicate otherwise.  The Company is required to adopt ASU 2010-28 on January 2, 2011 and it is not expected to have a material impact on the Company's consolidated financial statements.

In December 2010, the FASB issued ASU No. 2010-29 Disclosure of Supplementary Pro Forma Information for Business Combinations.  The ASU amends Topic 805, Business Combinations.  The new standard provides for changes to the disclosure of pro forma information for business combinations.  These changes clarify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. Also, the existing supplemental pro forma disclosures were expanded to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.  The Company is required to adopt ASU 2010-29 on January 2, 2011 and it is not expected to have a material impact on the Company's consolidated financial statements.

FORWARD LOOKING STATEMENTS

This Exhibit 99.1 to the Company's Form 8-K as filed by the Company with the SEC on June 15, 2011 includes “forward-looking” statements that involve risks and uncertainties.   The words "believe," "anticipate," "expect," "estimate," "intend," "could" and similar expressions identify forward-looking statements.  All statements other than statements of historical facts included in the Company's Form 8-K and the exhibits thereto (including Exhibits 99.1 and 99.2) as filed by the Company with the SEC on June 15, 2011, including, without limitation, the statements under the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and located elsewhere herein regarding industry prospects and the Company's financial position are forward-looking statements.  Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including many that are beyond the control of the Company.  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to be correct.

In addition to those factors discussed in the Company's other public filings with the SEC, important factors that could cause actual results to differ materially from the Company's expectations include:  the Company's continued ability to obtain sources of supply for its rendering operations;  general economic conditions in the American, European and Asian markets;  a decline in consumer confidence;  prices in the competing commodity markets which are volatile and are beyond the Company's control;  energy prices;  changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions;  the implementation of the Enhanced BSE Rule;  BSE and its impact on finished product prices, export markets and government regulations, which are still evolving and are beyond the Company's control;  the occurrence of Bird Flu in the U.S.;  possible product recall resulting from developments relating to the discovery of unauthorized adulterations (such as melamine or salmonella) to food additives;  increased contributions to the Company's multi-employer defined benefit pension plans as required by the PPA;  the Company’s ability to bring its planned Joint Venture to construct a renewable diesel plant with Valero to fruition; and the Company’s ability to combine Darling’s business and Griffin's business and to realize the anticipated growth opportunities and cost synergies and to integrate the two businesses efficiently. Among other things, future profitability may be affected by the Company's ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company.  The Company cautions readers that all forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of changes in circumstances, new events or otherwise.